EXHIBIT 10.4
LNG SERVICES AGREEMENT by and between CHENIERE MARKETING, LLC and JPMORGAN LNG CO. Effective April 1, 2010

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Construction	8

ARTICLE II RELATIONSHIP OF THE PARTIES		9
2.1	Appointment of Service Provider	9
2.2	Acceptance of Appointment	9
2.3	No Joint Venture, Affiliation or Partnership Created	9
2.4	Arm's-Length Status of Parties	9

ARTICLE III SALE OF LNG INVENTORY		9
3.1	Inventory Sale	9
3.2	Purchase Amount	10
3.3	CMI's Warranties	10
3.4	Inventory Related Hedges	10

ARTICLE IV SERVICES		10
4.1	Services Provided by CMI	10
4.2	LNG Opportunities Presented by CMI	15
4.3	Term Purchases	15
4.4	LNGCo Representation	16
4.5	Standard of Care	16
4.6	No Violations of Law	16
4.7	Liquidated Damages	16
4.8	Credit Support; Agreements	17

ARTICLE V SERVICES FEES AND PAYMENT TERMS		17
5.1	Services Fees	17
5.2	Redirected Payments	18
5.3	Diverted Cargoes	18
5.4	Credit Support	19
5.5	Disputes; Default	20
5.6	Payment Netting	20

ARTICLE VI EXCLUSIVITY		20
6.1	CMI's Exclusivity Agreements	20
6.2	LNGCo's Exclusivity Agreements	20

ARTICLE VII REPRESENTATIONS AND WARRANTIES		21
7.1	Representations of the Parties	21

  i

ARTICLE VIII LIMITATION OF LIABILITY; TAXES		22
8.1	Limitation of Liability	22
8.2	Taxes	22

ARTICLE IX TERM AND TERMINATION		23
9.1	Term	23
9.2	Termination Option	23
9.3	Events of Default	23
9.4	Rights of the Non-Defaulting Party	24
9.5	Effect of Termination	25
9.6	Termination Settlement Statement	25
9.7	Transition Period	26

ARTICLE X AUDIT RIGHTS		27

ARTICLE XI FORCE MAJEURE		27

ARTICLE XII INTENTIONALLY DELETED		28

ARTICLE XIII AFFILIATES		28

ARTICLE XIV GENERAL PROVISIONS		28
14.1	Entire Agreement; Amendment; Counterparts	28
14.2	Binding Effect	28
14.3	Assignment	28
14.4	Severability	28
14.5	No Waiver	29
14.6	Continued Performance	29
14.7	Publicity	29
14.8	Confidentiality	29
14.9	Notices and Other Communications	29
14.1	Governing Law	30
14.11	JURY TRIAL WAIVER	30
14.12	Third Parties	30
14.13	Corrupt Practices	30
14.14	Compliance with Law	31
14.15	Time of Essence	31
14.16	Multiple Counterparts	31
14.17	Headings	31
14.18	Guarantee	31

ii

Exhibits

Exhibit A                      CMI Master LNG Purchase and Sale Agreements
Exhibit B                      Cost of Cargo
Exhibit C                      Certain Definitions
Exhibit D                      Initial Sales Plan Components
Exhibit E                      Purchase Amount; ICE Hedges
Exhibit F                      Natural Gas Quality Specifications
Exhibit G                      Cost of Capital Provisions
Exhibit H                      Delivery Points
Exhibit I                      JPMorgan Chase & Co Guarantee

iii

LNG SERVICES AGREEMENT

This LNG SERVICES AGREEMENT (this “Agreement”) dated March 26, 2010 and effective as of April 1, 2010, (the “Effective Date”), is by and between Cheniere Marketing, LLC, a Delaware limited liability company (“CMI”), and JPMorgan LNG Co., a Delaware company (“LNGCo”).  LNGCo and CMI are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, CMI is party to that certain Amended and Restated LNG Terminal Use Agreement by and between CMI and Sabine Pass LNG, L.P., a Delaware limited partnership (“Sabine”) dated as of November 9, 2006, as amended by that certain Amendment of LNG Terminal Use Agreement, dated June 25, 2007 (as amended, the “TUA Agreement”) under which CMI is entitled to the right to utilize services at the regasification facilities and terminal (the “Sabine Pass Terminal”) located in Cameron Parish, Louisiana, U.S.A. and owned or operated by Sabine; and

WHEREAS, concurrently herewith, CMI and Sabine will enter into that certain Surrender of Capacity Rights Agreement (the “Surrender Agreement”) under which CMI will surrender certain of its rights to use capacity under the TUA Agreement to permit LNGCo’s utilization of such capacity; and

WHEREAS, concurrently herewith, Sabine and LNGCo will enter into that certain Capacity Rights Agreement that will grant to LNGCo the rights to utilize the capacity surrendered by CMI under the TUA Agreement (the “Capacity Rights Agreement”); and

WHEREAS, concurrently herewith, LNGCo, CMI and Sabine will enter into that certain Tri-Party Agreement (i) under which Sabine will grant LNGCo the option to enter terminal use agreements in connection with Term Purchase Agreements and (ii) that provides procedures among the parties to accommodate new third party terminal use agreements (the “Tri-Party Agreement”); and

WHEREAS, LNGCo desires to engage CMI to provide certain marketing, scheduling, and other services in connection with various LNG purchase and sale opportunities (on the terms provided and as more fully specified in this Agreement, collectively the “Services”); and

WHEREAS, CMI desires to be engaged by LNGCo to provide the Services on the terms provided herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“Action” means, with respect to any Person, any outstanding action, order, writ, injunction, judgment, determination or decree or any claim, suit, litigation, proceeding, appeal, arbitration, mediation, tax audit or governmental investigation of any kind involving such Person or its business.

“Adjusted Gross Margin” means, as of any date: (i) income earned by LNGCo on all transactions entered into pursuant to this Agreement through such date; minus (ii) all direct costs incurred in connection with transactions entered into during the Term through such date, including with respect to a Term Purchase TUA, but excluding all Service Fees payable under Section 5.1(a) and Exhibit C; minus (iii) an amount equal to the aggregate of the Cargo Lock Value included in the calculation of Pre-Threshold Fee through such date; minus (iv) the amount of Cargo Fees paid or payable through such date; provided that (a) the calculation of revenues or costs shall not include any gain or loss on any hedge positions except to the extent that such position has been settled in cash or an offsetting trade has been entered into and (b) revenue and costs related to cargos delivered under Term Purchase Agreements which provide for delivery of cargos after the Termination Date shall be prorated as provided in Section 9.5.

“Adjusted Portfolio Value” means, on any Valuation Date, (i) the Adjusted Gross Margin as of such Valuation Date, plus or minus (ii) the mark-to-market value of all transactions entered into pursuant to this Agreement as of such Valuation Date, to the extent not already included in item (i) of this definition.

“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person.  For purposes of this definition, “control” of any Person that is an entity means ownership of a majority of the voting power of such Person.

“Applicable Law” means any federal, state or local laws (including common law and criminal law), codes, statutes, directives, ordinances, by-laws, regulations, rules, judgments, consent orders, settlements and agreements with Governmental Authorities, proclamations or delegated or subordinated legislation of any Governmental Authority that are applicable to this Agreement, the TUA Agreement, the Tri-Party Agreement, the Capacity Rights Agreement, the transactions contemplated hereby or thereby, CMI, LNGCo or the Services.

“Bankruptcy” means, for any Person, such Person or a Credit Support Provider is voluntarily or involuntarily dissolved or insolvent; or if either such Person or a Credit Support Provider becomes the subject of voluntary or involuntary bankruptcy proceedings and, in the case of involuntary proceedings, the same are not dismissed within sixty (60) days after the filing thereof, or if either such Person or a Credit Support Provider enters into liquidation whether compulsory or voluntary, or makes a composition of its debts with or a general assignment for the benefit of its creditors, or has a receiver appointed over all or substantially all of its assets, or passes title in lieu of foreclosure.

“British Thermal Unit” or “BTU” means the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from 59.0 degrees Fahrenheit to 60.0 degrees Fahrenheit at an absolute pressure of 14.696 pounds per square inch.

“Business Day” means any day ending at 5:00 p.m. Houston, Texas, time on which banks are open for commercial business.

“Capacity Rights Agreement” has the meaning set forth in the third Whereas clause of this Agreement.

“Cargo Fee” has the meaning set forth in Exhibit C.

“Cargo Fee Condition” has the meaning set forth in Exhibit C.

“Cargo Lock Value” has the meaning set forth in Exhibit C.

“CMI” means Cheniere Marketing, LLC, a Delaware limited liability company.

“Contract Year” means each period of twelve (12) months starting on the Effective Date and ending at 11:59 p.m. Houston, Texas, time on the day prior to each anniversary of the Effective Date during the Term.

“Cost of Capital” shall have the meaning and be calculated in accordance with the provisions of Exhibit G.

“Cost of Cargo” means, for each cargo of LNG purchased by LNGCo, the total cost of such cargo, including the costs set forth on Exhibit B, as such amounts are updated by CMI within fifteen (15) Business Days after such cargo is delivered to the Sabine Pass Terminal or an other applicable regasification terminal.  All such costs may be verified by LNGCo and, upon request, CMI shall provide reasonable supporting documentation to LNGCo to evidence such costs, including copies of invoices.

“Cost of Credit” shall mean a charge set by LNGCo or its Affiliates in a reasonable manner consistent with such Person's practices as part of the Parties agreement on the Initial Sales Plan, which charge will be based on the credit-worthiness of the counterparty to the LNG Purchase Agreement executed by LNGCo.

“Credit Support Provider” means JPMorgan Chase & Co. or such other Affiliate of LNGCo of similar creditworthiness.

“Creole Trail Pipeline” means that natural gas pipeline owned by Creole Trail Pipeline L.P. originating at the tailgate of the Sabine Pass Terminal and terminating at a number of interconnects in and around DeQuincy, Louisiana.

“Creole Trail Rate” has the meaning set forth in Exhibit C.

“Default Termination Date” has the meaning set forth in Section 9.4.

“Delivery Amount” means the amount by which the sum of (i) the Exposure plus (ii) the Independent Amount exceeds the amount of Posted Collateral on each day of determination.

“Delivery Point” means the point of interconnect between the tailgate of the Sabine Pass Terminal and a Downstream Pipeline.

“Designated ICE Hedges” has the meaning set forth in Section 3.4.

“Disclosing Party” has the meaning set forth in Section 14.8.

“Downstream Pipeline” means all Gas pipelines with a connection at the Delivery Point which transport Gas from the Sabine Pass Terminal.

“Early Termination Date” has the meaning set forth in Section 9.2.

“Estimated Adjusted Gross Margin” has the meaning set forth in Exhibit C.

“Event of Default” has the meaning set forth in Section 9.3.

“Exposure” means, on any Valuation Date, one-half of the amount by which the Adjusted Portfolio Value is less than zero.  If Adjusted Portfolio Value, on any Valuation Date, is equal to or greater than zero, then Exposure on such Valuation Date shall equal zero.

“FERC” means the Federal Energy Regulatory Commission or any successor entity.

“Final Accounting Date” has the meaning set forth in Section 5.1(b).

“Fixed Fee” has the meaning set forth in Exhibit C.

“Force Majeure” means (i) with respect to obligations to be performed by a Party pursuant to any Related Agreement, an event or circumstance that constitutes force majeure as specified in such Related Agreement or otherwise excuses such Party’s performance of its obligations under such Related Agreement (a “Related Agreement Force Majeure”) or (ii) an event or circumstance which prevents one Party from performing its obligations under this Agreement (rather than the performance of its obligations under a Related Agreement) which is not within the reasonable control of, or the result of the negligence of, the Party claiming the Force Majeure, and which, by the exercise of commercially reasonable efforts, such Party is unable to overcome or avoid or cause to be avoided, including acts of God, acts of the public enemy including terrorism, unexpected delay by any Governmental Authority, and any change in Applicable Law (a “Service Agreement Force Majeure”).  Force Majeure shall exclude any event or circumstance if its sole effect on a Party is economic, including economic effects that prevent payment of the Services Fee.

“Governmental Authority” means any United States or non-United States federal, national, supranational, provincial, state, municipal, local or similar government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Hedge Event” has the meaning set forth in Exhibit C.

“ICE” means the Intercontinental Exchange.

“Independent Amount” has the meaning set forth in Exhibit C.

“Initial Sales Plan” means, for each LNG Purchase Agreement, the sales plan prepared by CMI and agreed to by LNGCo, such sales plan to include the items set forth on Exhibit D.

“Inventory Quantity” has the meaning set forth in Section 3.1.

“Inventory Purchase Option” means the option granted by LNGCo to CMI to purchase the quantity of LNGCo’s inventory remaining in the storage tanks of the Sabine Pass Terminal as of the last day of the Term pursuant to the terms and conditions of Section 9.7.  The option shall become exercisable by CMI on the first Monday preceding the bid week applicable to business during the final calendar month of the Term and must be exercised by not later than the final day of such bid week.  Title to such LNG inventory purchased by CMI pursuant to the option shall pass from LNGCo to CMI on the final day of the calendar month of the Term, or such other day as the Parties may agree, at the Tailgate Price.

“JPMVEC” means J.P. Morgan Ventures Energy Corporation, an Affiliate of LNGCo.

“LNG” means processed Natural Gas in a liquid state, at or below its boiling point and at a pressure of approximately one (1) atmosphere.

“LNGCo” means JPMorgan LNG Co., a Delaware company.

“LNGCo’s Inventory” means, at any given time, the quantity of LNG and Gas owed by Sabine for LNGCo’s account, determined after reduction for Retainage.

“LNG Opportunity” has the meaning set forth in Section 4.1(a).

“LNG Purchase Agreement” means a contract entered into by LNGCo pursuant to this Agreement for the purchase of one or more cargoes of LNG.

“Minimum Transfer Amount” has the meaning set forth in Exhibit C.

“MMBtu” means one million (1,000,000) BTUs.

“Natural Gas” or “Gas” means any hydrocarbon or mixture of hydrocarbons in a gaseous state consisting predominantly of methane and conforming to the quality specifications set forth on Exhibit F.

“Non-Disclosing Party” has the meaning set forth in Section 14.8.

“Notification Time” means 3:00 pm New York, New York time, on a Business Day.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Permits” means, with respect to any Person, all licenses, permits, franchises, approvals, authorizations, certifications, consents, orders, settlements, exemptions or similar items of, or filings, reports, notifications or similar items submitted to or granted by, any Governmental Authority, whether foreign, federal, state or local or otherwise, under Applicable Law, necessary for the past, present or anticipated conduct of, or relating to the operation of the businesses of, such Person.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or Governmental Authority or other entity.

“Posted Collateral” means cash transferred to or received by LNGCo under Section 5.4.

“Pre-Threshold Fee” has the meaning set forth in Exhibit C.

“Prudent LNG Practice” means the practices, methods, techniques, standards and acts that, at the time of the performance of the Parties’ obligations under this Agreement, are then commonly used by Persons performing similar tasks and services for Gas and LNG in the United States, and that, at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would have reasonably been expected to accomplish the desired results.  Prudent LNG Practices are not intended to be limited to the optimum practices to the exclusion of all others, but rather reflect the practices then generally accepted, having due regard for, among other things, contractual obligations, costs, requirements of Governmental Authorities, Applicable Law or market conditions.

“Purchase Amount” has the meaning set forth in Section 3.2.

“Related Agreements” means any LNG purchase contracts, Gas contracts, etc. entered into in connection with this Agreement.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, employee, agent, consultant, accountant or other representative of such Person.

“Retainage” means an amount equal to two percent (2%) of the LNG delivered at the receipt point of the Sabine Pass Terminal for LNGCo’s account.

“Return Amount” shall be equal to the amount by which the amount of Posted Collateral exceeds the sum of (i) Exposure plus (ii) the Independent Amount on each day of determination.

“Sabine” has the meaning set forth in the first Whereas clause of this Agreement.

“Sabine Pass Terminal” has the meaning set forth in the first Whereas clause of this Agreement.

“Sabine Pass Terminal Unavailability” means some or all of the Services (as defined in the TUA Agreement) are unavailable to LNGCo on any day (or any portion of a day) during the Term as a result of Force Majeure (as defined in the TUA Agreement) or an unscheduled curtailment or temporary discontinuation of such Services as provided in the TUA Agreement.

“Services” has the meaning set forth in Section 4.1.

“Services Fee” has the meaning set forth in Exhibit C.

“Surrender Agreement” has the meaning set forth in the second Whereas clause of this Agreement.

“Tailgate Price” has the meaning set forth in Exhibit C.

“Term” has the meaning set forth in Section 9.1(a).

“Term Purchase Agreements” has the meaning set forth in Section 4.3.

“Term Purchase Margin” has the meaning set forth in Exhibit C.

“Term Purchase TUA” has the meaning given such term in the Tri-Party Agreement.

“Termination Date” has the meaning set forth in Section 9.1(a).

“Termination (Default) Notice” means a written notice of termination delivered by the non-defaulting Party pursuant to Section 9.4.

“Termination Settlement Statement” means a statement setting forth, in reasonable detail, the summary information for each transaction entered into pursuant to this Agreement during the Term and the related calculations made pursuant to the terms of this Agreement.

“Transfer” means payment or delivery by wire transfer to Party’s bank account as specified in Section 14.9 in immediately available funds not later than (i) if a demand for the Transfer is made by the Notification Time, then the relevant Transfer will be made not later than the close of business on the next Business Day; and (ii) if a demand is made after the Notification Time, then the relevant Transfer will be made not later that the close of business on the second (2nd) Business Day following demand by such Party.

“Tri-Party Agreement” has the meaning set forth in the fourth Whereas clause of this Agreement.

“TUA Agreement” has the meaning set forth in the first Whereas clause of this Agreement.

“Valuation Date” means each Business Day during the Term.

“Valuation Time” means the close of business (5:00 p.m.) in New York, New York on the Business Day immediately preceding the Valuation Date or date of calculation, as applicable.

“Volume Statement Report” has the meaning set forth in Section 3.1.

1.2 Construction

.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “modified” and “amended” and derivative or similar words shall mean amended, supplemented, waived or otherwise modified, (v) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (vi) the word “including” shall mean “including, without limitation,” whether or not so specified, and (vii) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent modifications thereto or replacements thereof.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE II
RELATIONSHIP OF THE PARTIES

2.1 Appointment of Service Provider.  Subject to the terms of this Agreement, LNGCo hereby appoints CMI to be the provider of the Services commencing as of the Effective Date.

2.2 Acceptance of Appointment.  Subject to the terms of this Agreement, CMI hereby accepts the appointment to be the provider of Services to LNGCo commencing as of the Effective Date.

2.3 No Joint Venture, Affiliation or Partnership Created.  LNGCo, on the one hand, and CMI, on the other hand, are independent contractors.  Neither LNGCo, on the one hand, nor CMI, on the other hand, is a representative, joint venturer, Affiliate, or partner of the other Party, nor, except as provided in Section 4.1(d)(v), an agent of the other Party.  Each of LNGCo, on the one hand, and CMI, on the other hand, agrees that this Agreement and any and all other agreements, actions and transactions contemplated hereby and thereby are not intended to create, and shall not be interpreted, construed or deemed to create in any respect, any association, joint venture, co-ownership, co-authorship, affiliation or Affiliate status, or partnership, whether general, limited or otherwise, between LNGCo and CMI, or to impose any partnership fiduciary or other duty, obligation or liability of any kind upon LNGCo or CMI.  Neither LNGCo, on the one hand, nor CMI, on the other hand, shall have any right, power or authority to control or manage the business of the other Party, to take any action in the name of the other Party, to execute, authenticate or deliver any contract for or on behalf of or in the name of, or to incur any liability for, or to otherwise bind the other Party.  LNGCo, on the one hand, and CMI, on the other hand, agree that they are not, and shall not be, and shall not hold each other out to be, co-employers.  Except as expressly provided herein, no Party shall be entitled to or obligated to share in any profits or losses of the other Party, its business, or to contribute any money or property to the other Party or its business.

2.4 Arm’s-Length Status of Parties.  LNGCo and CMI are contracting at arm’s-length and as independent Parties, each of which is agreed to be and shall be fully entitled to act solely in and for its own interest and without any duty or obligation to act in the interest of the other Party; provided only that each Party assumes the contractual duties and obligations expressly set forth in this Agreement.

ARTICLE III
SALE OF LNG INVENTORY

3.1 Inventory Sale.  Pursuant to the terms of this ARTICLE III, CMI hereby sells, and LNGCo hereby purchases and agrees to pay for, CMI’s LNG inventory stored in the storage tanks at the Sabine Pass Terminal as of the Effective Date other than such inventory that is leased to Sabine (the “Inventory Quantity”).  The Parties agree that the Inventory Quantity shall be evidenced by a Volume Statement Report (as defined below) from Sabine as of the Effective Date.  Title and risk of loss to the Inventory Quantity shall pass from CMI to LNGCo in situ at 9:00 a.m. Houston, Texas time on the Effective Date.  CMI shall request that Sabine provide a volume statement report reflecting the transfer of the Inventory Quantity from CMI to LNGCo

(the “Volume Statement Report”).  The Volume Statement Report shall be provided to LNGCo by 5:00 p.m. Houston, Texas time on the first Business Day following the Effective Date.

3.2 Purchase Amount.  The purchase amount (the “Purchase Amount”) for the Inventory Quantity and the Designated ICE Hedges shall be the amount calculated in accordance with the provisions of Exhibit E.  Subject to LNGCo’s receipt of the Volume Statement Report reflecting the inventory transfer, the Purchase Amount is due and payable in immediately available funds to CMI within three (3) Business Days following Effective Date; provided, however, that a portion of the Purchase Amount equal to the Independent Amount shall instead be retained by LNGCo as Posted Collateral as the Independent Amount required under this Agreement.

3.3 CMI’s Warranties.  CMI warrants that:

(a) the gross heating value and molecular composition of the Inventory Quantity complies with the limitations set forth in Exhibit F; and

(b) CMI has the right to convey good and merchantable title to the Inventory Quantity sold hereunder, free and clear of all liens, security interests, adverse claims, encumbrances, and claims.  Except as provided in this Section 3.3, all other warranties, express or implied, including any warranty of merchantability or of fitness for any other particular purpose, are expressly disclaimed.

3.4 Inventory Related Hedges.  CMI warrants to LNGCo that CMI has good title to the ICE hedges related to the Inventory Quantity (the “Designated ICE Hedges”), a summary of such ICE hedges is included in Exhibit E, free and clear of all liens, security interests, adverse claims, and encumbrances.  In further consideration of the Purchase Amount, CMI agrees to execute a ‘block trade’ on ICE with JPMVEC as soon as reasonably practicable after the Effective Date whereby CMI will purchase and JPMVEC will sell NYMEX swaps in accordance with the Designated ICE Hedges included in Exhibit E, and at the NYMEX settlement price on the Effective Date.  LNGCo shall cause JPMVEC to agree to such ‘block trade’ in accordance with the rules and regulations of ICE.

ARTICLE IV
SERVICES

4.1 Services Provided by CMI. During the Term, CMI shall provide the following services to LNGCo (collectively, the “Services”):

(a) LNG Opportunities.  CMI shall develop and maintain relationships with global LNG participants and shall use commercially reasonable efforts to develop commercial and trading opportunities in the LNG industry (“LNG Opportunities”).  CMI shall exclusively present LNG Opportunities (if any) to LNGCo for LNGCo’s review and acceptance or rejection as provided herein. In connection with presenting an LNG Opportunity CMI shall provide a written summary to LNGCo of such LNG Opportunity, together with reasonable supporting detail to allow LNGCo to thoroughly assess such LNG Opportunity and the time frame in which CMI requests that LNGCo respond to such opportunity, which shall be a reasonable time period based upon the type of opportunity.  LNGCo acknowledges and agrees that CMI does not guarantee, warrant or otherwise provide assurance that it will be able to develop, or present to LNGCo, any LNG Opportunities, that LNGCo will be able to consummate any LNG Opportunity or that LNGCo will achieve any other result hereunder.  CMI shall have the authority to negotiate LNG Opportunities on LNGCo’s behalf, but shall not be permitted to bind LNGCo to enter into such LNG Opportunities.

(b) Preapproved Opportunities.  Subject to the conditions set forth in this Section 4.1(b), LNGCo shall be obligated to enter into LNG Purchase Agreements for any LNG cargoes which CMI is required to purchase pursuant to the CMI agreements listed in Exhibit A which are to be delivered to Sabine Pass Terminal during the Term.  The Parties agree to use commercially reasonable efforts to facilitate LNGCo entering into a contract for purchase of such LNG cargo(es) by either (i) assignment of individual confirmations under such agreements, (ii) execution of a new master LNG sale/purchase agreement between LNGCo and the applicable LNG supplier, or (iii) if the LNG supplier to the applicable agreement listed in Exhibit A fails to consent to the assignment of the confirmation to LNGCo or enter into a new master LNG sale/purchase agreement with LNGCo, LNGCo shall purchase the subject LNG cargo(es) from CMI pursuant to a master LNG sale and purchase agreement between CMI and LNGCo on the same commercial terms contained in the applicable agreement listed in Exhibit A.  Each of contract arrangements items (i), (ii), and (iii) in the foregoing sentence, must be on terms and conditions which are reasonably acceptable to the Parties and, if applicable, the LNG supplier.  Exhibit A may be modified by the mutual agreement of the Parties.  CMI shall provide LNGCo prompt notice of any notice CMI receives from its counterparties under such agreements with respect to CMI’s requirement to purchase LNG cargos.  LNGCo shall not be required to contract for the purchase of any LNG cargo which would result in LNGCo violating Applicable Law, including the applicable legal requirements of OFAC.  Notwithstanding the foregoing, to the extent that any agreement listed in Exhibit A is amended without the written consent of LNGCo in a way that is materially adverse to the interests of LNGCo, LNGCo shall no longer be obligated to accept cargos under such agreement without its prior consent.

(c) Operations and Administrative Services.  Subject to the provisions set forth in Section 2.3, CMI shall provide or arrange for the provision of all of the operations and administrative services required to purchase, transport, receive, store, hedge, and regasify each cargo of LNG, where applicable, purchased by LNGCo pursuant to an LNG Purchase Agreement or required in connection with any other LNG Opportunity, provided that:

(i) LNGCo shall make and receive all payments due to and arising from or ancillary to each LNG Purchase Agreement, subject to CMI’s review and confirmation of each; and

(ii) LNGCo shall prepare and deliver all invoices, subject to CMI’s prior review and approval.

(d) Specific Conditions Governing the Services.  The following conditions are imposed on CMI related to its undertaking to perform the Services:

(i) Notices to Sabine.  On the same Business Day in which the decision is made that a cargo under an LNG Purchase Agreement is intended to be delivered to the Sabine Pass Terminal, CMI will deliver a written notice to Sabine noting the relevant information pertaining to such LNG cargo, with a copy to LNGCo;  such notice will qualify as an "LNGCo Scheduled Delivery Notice" under the Surrender Agreement and the Capacity Rights Agreement for an “LNGCo Scheduled Delivery Volume” as contemplated by the Surrender Agreement and the Capacity Rights Agreement.  If CMI does not timely deliver such notice to Sabine, LNGCo may deliver such notice.

(ii) Inventory Management.

(A) CMI shall provide LNGCo with instructions for the management of the cargoes of LNG and LNGCo’s inventory, including all determinations to sell, repurchase, hedge or not hedge any or all of any one or more cargoes of LNG, in such order, in whole or in part, as may be determined by CMI from time to time in its sole discretion, subject to the provisions of Section 4.1(d)(iii)(B).  LNGCo shall timely and fully implement all such instructions.  In providing such inventory management services, CMI shall endeavor to maximize the margin associated with the cargoes of LNG and LNGCo’s inventory, subject to the overall forward inventory and sendout plan and net of transportation costs.

(B) With respect to LNG purchased by LNGCo and held in storage at the Sabine Pass Terminal pursuant to this Agreement, upon three (3) Business Days prior written notice to CMI, LNGCo shall have the right to sell all or any portion of such LNG at any time in its sole discretion.  Upon LNGCo’s exercise of its rights under this Section 4.1(d)(ii)(B):

(1) CMI shall have the right to terminate this Agreement by providing written notice of termination to LNGCo, whereupon Sections 9.5, 9.6 and 9.7 of this Agreement shall apply; otherwise

(2) CMI, as Scheduling Representative, shall nominate to the Sabine Pass Terminal the re-delivery of the quantity of LNG being sold by LNGCo as directed by LNGCo.

(C) CMI will have the flexibility to change the regasification schedule for the Inventory Quantity set forth in Exhibit E if (i) the Adjusted Portfolio Value associated with the Inventory Quantity increases in value as a result of such change or (ii) operational events at the Sabine Pass Terminal result in CMI having to change such schedule.  If, prior to

January 1, 2011, operational events at the Sabine Pass Terminal occur that would require CMI to change the schedule of vaporization of quantities of LNG that would result in a reduction of the Adjusted Portfolio Value associated with the Inventory Quantity, then CMI will reimburse LNGCo for any such reductions in value resulting from such change in schedule within three (3) Business Days of the occurrence of each such operational event.  The amount of any such reimbursement shall be income earned by LNGCo for purposes of calculating Adjusted Gross Margin hereunder.

(iii) Hedging.

(A) CMI shall provide hedging instructions to a designated LNGCo Representative from time to time.  Such hedging instructions shall conform in all material respects with New York Mercantile Exchange futures or swaps, basis swaps, balance of month swaps, or similar financial hedging instruments, in each case that could be transacted on CME Globex, ICE Futures, or over-the-counter markets.  The hedging instructions provided by CMI shall be with regard to product type, time period and quantity, and shall not involve notional volume amounts in excess of LNGCo's physical position. LNGCo shall to the extent possible enter into such hedges as instructed by CMI with an Affiliate of LNGCo at prices prevailing in the market, considering prevailing price and liquidity conditions at the time such instructions are provided.

(B) If a Hedge Event occurs and is continuing, then LNGCo shall not be required to implement CMI’s hedging instructions, and shall have the right to hedge LNGCo’s inventory, in whole or in part, as may be determined by LNGCO from time to time in its sole discretion, until such time as a Hedge Event is no longer in effect.  If LNGCo hedges the inventory pursuant to this Section 4.1(d)(iii)(B), LNGCo shall be required to either (1) enter into such hedges with bona-fide third parties or (2) enter into a hedge with an Affiliate of LNGCo which mirrors the hedge such Affiliate entered into with a bona-fide third party.

(iv) Physical Sales of LNGCo’s Inventory.

(A) CMI will direct LNGCo to enter into physical sales of LNGCo’s inventory in the quantities and at prices prevailing on, the ICE platform contemporaneously with such directions, unless CMI and LNGCo agree to other prices, price structures or delivery points.  LNGCo shall enter into such physical sales and will sell such inventory to one or more of its Affiliates for subsequent sale to third parties; provided, however, that LNGCo shall not be required to enter into such physical sale, or performance shall be excused in the case of a prior physical sale, in the event LNGCo is unable to nominate the applicable quantity of Gas as result of Force Majeure, Sabine Pass Terminal Unavailability or the inability of a Downstream Pipeline to take delivery of such Gas.

(B) In the event that both CMI and LNGCo independently own LNG inventory in the storage tanks at the Sabine Pass Terminal, CMI will only make changes to forward sendout plans in order to take advantage of daily market opportunities for its own portfolio, to the extent that CMI has scheduled a similar and proportionate change to LNGCo’s forward sendout plan on the basis of each Party’s relative quantity of LNG held in storage.

(C) At the time of directing LNGCo to enter into physical sales of LNGCo’s inventory, a written transaction summary agreed upon by the Parties shall be executed and acknowledged by an authorized representative of each of LNGCo and CMI setting forth the relevant details of the transaction including, without limitation, price, quantity, delivery dates, and delivery location.

(D) CMI will specify delivery of LNGCo’s Inventory only at the delivery points specified on Exhibit H, and LNGCo shall sell such inventory at such specified delivery point, unless the Parties determine that insufficient liquidity exists at the specified price or price index to complete the confirmed sale.  In such case, LNGCo and CMI shall reasonably cooperate to determine which delivery point or points have sufficient liquidity to clear the sale volume at the specified price.

(v) Limited Agency Appointment.  LNGCo hereby appoints CMI to act as LNGCo's nomination and scheduling agent (but for no other purposes) with respect to Natural Gas that (A) has been acquired by LNGCo under this Agreement or regasified from LNG acquired by LNGCo under this Agreement and (B) will flow through the Creole Trail Pipeline or the natural gas pipeline owned by Kinder Morgan Louisiana Pipeline LLC originating at the tailgate of the Sabine Pass Terminal.  The Parties will promptly execute all FERC tariff documents required by such pipelines to effectuate such agency appointment.

(vi) Personnel.  CMI shall make available a sufficient number of qualified employees to enable it to perform the Services in accordance with the requirements of this Agreement.

(vii) Updates.  CMI shall provide LNGCo updates of CMI activities under this Agreement and the status of all cargos purchased by LNGCo under an LNG Purchase Agreement, as reasonably requested by LNGCo.

(e) Daily Close-Out Report.  On any day that LNGCo enters into any physical or financial trade transaction, LNGCo shall by the end of such day provide to CMI a written transaction summary for the transactions entered into in such day.

4.2 LNG Opportunities Presented by CMI.  During the Term:

(a)  If LNGCo rejects, or fails to approve, an LNG Opportunity presented by CMI within the time period reasonably requested by CMI, or if LNGCo fails to enter into

LNG Purchase Agreements pursuant to a CMI agreement listed in Exhibit A, thereafter (i) CMI will be free either to pursue the LNG Opportunity directly or to present it to Affiliates or other parties, in each case without any other or further obligation to LNGCo and (ii) neither LNGCo nor any of its Affiliates may directly or indirectly pursue or participate in such specific LNG Opportunity to trade LNG or financial hedges in connection with LNG or advise, assist or consult with any other party with respect to such specific LNG Opportunity; provided that, nothing in this sentence shall prohibit LNGCo’s Affiliates from conducting any financing, investment, derivatives, or banking business with respect to any party (other than LNGCo) involved in such LNG Opportunity.  Notwithstanding anything to the contrary contained in this Agreement, if after LNGCo rejects or fails to approve an LNG Opportunity and during CMI’s following pursuit thereof, the terms and conditions of such LNG Opportunity are materially revised from those presented to LNGCo under Section 4.1(a), then CMI shall re-present such LNG Opportunity to LNGCo pursuant to the terms of Section 4.1(a).  If CMI or an Affiliate or other party thereafter enters into an LNG Purchase Agreement pursuant to the relevant LNG Opportunity, CMI and LNGCo will cooperate on a reasonable basis to accommodate the relevant cargo into the storage and sendout plan in an effort to place LNGCo in the same economic position it would have been in if such LNG Purchase Agreement had not been entered into by CMI or an Affiliate or other party.

(b) If LNGCo accepts an LNG Opportunity presented by CMI, none of LNGCo’s Affiliates may directly or indirectly pursue or participate in such LNG Opportunity (including by submitting a bid or other offer to purchase) or advise, assist or consult with any other party with respect to such LNG Opportunity; provided, that nothing in this sentence shall prohibit LNGCo’s Affiliates from conducting any financing, investment, derivatives, or banking business with respect to any party involved in such LNG Opportunity.

4.3 Term Purchases.  During the Term pursuant to the terms of the Tri-Party Agreement, LNGCo may elect to enter into a Term Purchase TUA, and designate in writing to CMI that one or more LNG Purchase Agreements be received at the Sabine Pass Terminal by LNGCo under such Term Purchase TUA, and such LNG Purchase Agreements shall be “Term Purchase Agreements”.  During the Term, CMI shall provide LNGCo the same Services for cargoes of LNG purchased pursuant to Term Purchase Agreements as it does for cargoes purchased pursuant to other LNG Purchase Agreements.

4.4 LNGCo Representation.  During the Term LNGCo shall have the opportunity to appoint a reasonable number of representatives to observe CMI in the performance of its duties under this Agreement at LNGCo's sole cost and expense; provided, however, that in connection therewith CMI will provide to LNGCo, free of charge, desk space for up to two LNGCo representatives at its offices in Houston, Texas, and desk space for up to one LNGCo representative at its offices in London, England.  Desk space provided to LNGCo representatives shall include telephony services, a desktop computer and desktop support services, internet connectivity (but not including access to CMI or CMI's Affiliate's computer networks), and other normal and customary ancillary services.  LNGCo representatives will be granted access to CMI's offices only during normal business hours when other CMI employees are present.    LNGCo and its representatives shall, in connection with such access, preserve confidentiality and not interfere with CMI's or CMI's Affiliates’ operations.  LNGCO HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS CMI AND ITS AFFILIATES FROM AND AGAINST ANY LOSS, LIABILITY, DAMAGES, COSTS OR EXPENSES INCURRED BY CMI OR ITS AFFILIATES WITH RESPECT TO PERSONAL INJURY OR DAMAGE TO CMI'S FACILITIES AS A RESULT OF LNGCO'S AND ITS REPRESENTATIVES ACCESS TO SUCH FACILITIES.  LNGCo's representatives may attend meetings, discussions, or negotiations with prospective LNG suppliers to observe CMI's performance of its duties hereunder, only to the extent that, in CMI's sole opinion, such involvement would be beneficial to the discussion or transaction being contemplated.

4.5 Standard of Care.  CMI shall provide the Services in a timely manner in accordance with Prudent LNG Practice.

4.6 No Violations of Law.  CMI shall not be required to provide any Service to the extent that the performance of such Service would require CMI to violate any Applicable Law.  CMI will provide LNGCo written notice of the occurrence of any event which would cause CMI to curtail or cease providing any Service pursuant to this Section 4.6.

4.7 Liquidated Damages.  In the event LNGCo executes the summary of an LNG Opportunity prepared by CMI pursuant to Section 4.1, and thereafter because of the fault of LNGCo, LNGCo fails to enter into the related LNG Purchase Agreement, LNGCo shall pay CMI a sum equal to ninety percent (90%) of the projected gross margin as set forth in the applicable sales plan for such LNG Opportunity as liquidated damages.  LNGCo acknowledges that the actual damage to CMI in the event of LNGCo’s failure to enter into a LNG Purchase Agreement is difficult to fix or prove, and the foregoing liquidated damages amount is reasonable and commensurate with the anticipated loss to CMI resulting from such failure and is an agreed upon fee and is not imposed as a penalty.

4.8 Credit Support; Agreements.  During the Term LNGCo shall cause its Credit Support Provider to provide, on a timely basis, credit support reasonably acceptable to the counterparty for each LNG Opportunity which has been accepted by LNGCo.

ARTICLE V
SERVICES FEES AND PAYMENT TERMS

5.1 Services Fees.

(a) In consideration of CMI’s performance of the Services, LNGCo shall pay to CMI the Service Fee as provided in Exhibit C.  In addition, in consideration of the mutual covenants contained in this Agreement, the applicable Party will pay the other party the applicable percentage of the Estimated Adjusted Gross Margin and Adjusted Gross Margin.  The Services Fee is inclusive of all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the Services provided to LNGCo by CMI hereunder, and CMI shall be responsible for paying all such taxes above those already included in the Services Fee.

(b) If the calculation of the Adjusted Gross Margin through the date (the “Final Accounting Date”) that the last cargo of LNG acquired by LNGCo pursuant to an

LNG Purchase Agreement (other than Term Purchase Agreements) has either been sold or regasified and sold as Gas and the financial results of such transactions are known such that Adjusted Gross Margin can be calculated and results in a positive amount, fifty percent (50%) of such amount shall be paid by LNGCo to CMI as hereinafter provided.  If such calculation of the Adjusted Gross Margin results in a negative amount, CMI shall reimburse LNGCo for fifty percent (50%) of such negative amount as hereinafter provided.  If the Final Accounting Date is after the Termination Date, LNGCo shall within ten (10) Business Days of the Termination Date provide to CMI an estimate of what the Adjusted Gross Margin (the “Estimated Adjusted Gross Margin”) would be as of the Final Accounting Date.  The applicable Party shall pay the other Party fifty percent (50%) of such Estimated Adjusted Gross Margin (i) if a Default Termination Date has occurred, not later than the second (2nd) Business Day following LNGCo's delivery to CMI of the calculation of the Estimated Adjusted Gross Margin and (ii) if a Default Termination Date has not occurred, not later than the twenty-fifth (25th) day following such delivery.  LNGCo shall within ten (10) Business Days of the Final Accounting Date provide to CMI the final calculation of the Adjusted Gross Margin. The applicable Party shall pay the other Party fifty percent (50%) of such Adjusted Gross Margin net of, or in addition to, any prior payments under this Section 3 of this Exhibit C (i) if a Default Termination Date has occurred, not later than the second (2nd) Business Day following LNGCo's delivery to CMI of the calculation of the final Adjusted Gross Margin and (ii) if a Default Termination Date has not occurred, not later than the twenty-fifth (25th) Business Day following such delivery.

5.2 Redirected Payments.  CMI’s right to receive that portion of the Cargo Lock Value and/or the Cargo Fee attributable to (i) each cargo, if any, of LNG purchased by LNGCo hereunder that is delivered to the Sabine Pass Terminal after termination of the TUA Agreement or rejection of the TUA Agreement in a Bankruptcy proceeding and (ii) each cargo, if any, of LNG purchased by LNGCo hereunder that is delivered to the Sabine Pass Terminal within twenty (20) Business Days prior to the date of termination of the TUA Agreement or rejection of the TUA Agreement in a Bankruptcy proceeding and for which LNGCo has not previously paid such portion of the Cargo Lock Value or the Cargo Fee to CMI with respect to such cargo, is hereby assigned to Sabine. Upon termination of the TUA Agreement or rejection of the TUA Agreement in a Bankruptcy proceeding, to the extent that either, at the time of such termination or rejection, there are (A) cargo(es) of LNG purchased by LNGCo hereunder for delivery to the Sabine Pass Terminal which have not been delivered to the Sabine Pass Terminal, but which later are delivered to the Sabine Pass Terminal or (B) cargo(es) of LNG purchased by LNGCo hereunder have been delivered to the Sabine Pass Terminal within twenty (20) Business Days prior to the date of termination of the TUA Agreement or rejection of the TUA Agreement in a Bankruptcy proceeding and for which LNGCo has not previously paid a portion of the Cargo Lock Value or the Cargo Fee, as applicable, to CMI with respect to such cargo, then in such case, LNGCo shall pay the Cargo Fee (regardless of whether all or a portion of the Cargo Lock Value or the Cargo Fee is earned by CMI hereunder with respect to such cargo(es)) for such cargo(es) directly to Sabine not later than the twentieth (20th) Business Day following the date of delivery of such cargo(es) to the Sabine Pass Terminal.  CMI shall promptly provide written notice to LNGCo upon termination of the TUA Agreement or rejection of the TUA Agreement in a Bankruptcy proceeding.  Sabine is an intended third party beneficiary of this Section 5.2.

5.3 Diverted Cargoes.  In order to determine the margin allocable to the Cargo Lock Value and the Adjusted Gross Margin for cargoes of LNG that are purchased under an LNG Purchase Agreement but then diverted to a new destination prior to final delivery, the following valuation procedures shall be used:

(a) With respect to a cargo of LNG that is originally scheduled for delivery to the Sabine Pass Terminal, but is later directed for delivery to another terminal the methodology for calculating Cargo Lock Value for such LNG Opportunities shall remain the same as in the Initial Sales Plan.

(b) With respect to a cargo of LNG that is originally scheduled for delivery to a terminal other than the Sabine Pass Terminal, but is later directed for delivery to the Sabine Pass Terminal the Cargo Lock Value or the methodology for calculating the Cargo Lock Value will be mutually agreed upon by the Parties.

5.4 Credit Support.

(a) On each day of the Term, CMI agrees to provide and to maintain credit support to LNGCo pursuant to the terms of, and in the amounts set forth in, this Section 5.4, in order to secure LNGCo Exposure.

(b) Upon demand by LNGCo, if the Delivery Amount equals or exceeds the Minimum Transfer Amount, then CMI will Transfer to LNGCo in cash the Delivery Amount.  Upon demand by CMI, if the Return Amount equals or exceeds the Minimum Transfer Amount, then LNGCo will Transfer to CMI in cash the Return Amount; provided, however that the amount of Posted Collateral to be provided by CMI to LNGCo shall not be less than the Independent Amount.  Posted Collateral shall not bear interest.

(c) All calculations of Exposure will be made by LNGCo as of the Valuation Time.  LNGCo will notify CMI of its calculations not later that the Notification Time on the Business Day following the applicable Valuation Date.

(d) Each Transfer obligation of a Party under Section 5.4(b) is subject to the conditions precedent that:

(i) no Event of Default has occurred and is continuing with respect to the other Party; and

(ii) no Early Termination Date or Default Termination Date for which any unsatisfied payment obligations exist has occurred or has been designated as the result of an Event of Default with respect to the other Party.

(e) CMI grants to LNGCo a first priority continuing security interest in, lien on, and right of set-off against all Posted Collateral Transferred to or received by LNGCo hereunder.  Upon the Transfer of Posted Collateral by LNGCo to CMI, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either Party.

(f) LNGCo shall segregate and hold separately on its books and records the Posted Collateral held by it from all other assets it may hold.  LNGCo shall exercise reasonable care to assure the safe custody of the Posted Collateral and shall have the right to sell, transfer, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business, any Posted Collateral it holds.

(g) In the event of an Event of Default on the part of CMI, LNGCo shall have the right to set-off any amounts owing by CMI against any Posted Collateral.  If the Posted Collateral exceeds the amount to be set-off, such excess shall be subject to the provisions of Section 5.4(b).

(h) Promptly following a demand made by a Party, the other Party will execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by that Party to create, preserve, perfect or validate any security interest or lien granted under this Section 5.4, to enable that Party to exercise or enforce its rights under this Agreement with respect to Posted Collateral or to effect or document a release of a security interest on Posted Collateral.

5.5 Disputes; Default.  Should there be a dispute as to the accuracy of the Adjusted Gross Margin, the Delivery Amount or the Return Amount, the Parties shall pay all undisputed amounts with respect thereto, but shall be entitled to withhold payment of any amount in dispute and shall promptly notify the other Party of such disputed amount.  The disputing Party shall provide the other Party with records relating to the disputed amount so as to enable the Parties to resolve the dispute.

5.6 Payment Netting.  The Parties shall net all undisputed amounts due and owing, and/or past due, arising under this Agreement such that the Party owing the greater amount shall make a single payment of the net amount to the other Party.

ARTICLE VI
EXCLUSIVITY

6.1 CMI’s Exclusivity Agreements.  During the Term, CMI shall develop and present LNG Opportunities exclusively to LNGCo as provided in Section 4.1.  Notwithstanding the exclusive rights of LNGCo during the Term pursuant to the preceding sentence, LNGCo specifically acknowledges that neither CMI nor its Affiliates are precluded from engaging in discussions or negotiations for, or entering into, agreements with any third parties (a) as permitted by Section 4.2 or (b) relating to (i) potential or actual terminal use agreements with third parties as permitted by the Tri-Party Agreement, (ii) purchases, sales or other transactions or agreements of any kind relating to LNG or Natural Gas that is required solely for continuity of operations of the Sabine Pass Terminal, or (iii) purchases, sales or other transactions or agreements of any kind not relating to LNG (e.g., transactions or agreements relating to Natural Gas are not transactions or agreements relating to LNG).

6.2 LNGCo’s Exclusivity Agreements.  During the Term, LNGCo shall not engage in any business whatsoever other than pursuant to LNG Purchase Agreements, each of which only to the extent presented to LNGCo by CMI, and Term Purchase TUAs as provided for in the Capacity Rights Agreement in conjunction with a Term Purchase Agreement.  CMI specifically acknowledges that, except as provided in Section 4.2 and in Section 14.8, LNGCo’s Affiliates are not precluded by anything in this Agreement from engaging in discussions or negotiations for, or entering into, any agreements and engaging in any business of any kind whatsoever, whether or not in competition with the business activities or opportunities of CMI or LNGCo under this Agreement; provided, however, that LNGCo and its Affiliates are and shall be expressly prohibited from offering to sell terminal capacity services of any kind at the Sabine Pass Terminal.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1 Representations of the Parties.  On the Effective Date and on each date on which CMI performs the Services, each of LNGCo, on the one hand, and CMI, on the other hand, represent and warrant to the other Party, that:

(a) the representing Party is duly organized, validly existing and in good standing as a corporation or other entity under the laws of the state of its organization;

(b) neither the execution and delivery by the representing Party of this Agreement, nor the consummation by such Party of any of the transactions under this Agreement requires the consent or approval or the giving of notice to, the registration with, the recording or filing of any document with or the taking of any other action in respect of, any Governmental Authority, except those which have been obtained and are in full force and effect and those which are not material;

(c) the representing Party has the requisite organizational power and authority to, and has taken all organizational action necessary to, execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations contained herein, and no other organizational proceedings on the part of such Party are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby;

(d) this Agreement has been duly executed and delivered by the representing Party and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity;

(e) none of the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, compliance with any of the provisions hereof or the provision of the Services will result in (i) a violation of or a conflict with any provision of the organizational documents of the representing Party, (ii) a violation of, a conflict with, a breach of, or a default under (with or without notice or passage of time), the termination or acceleration of the performance required by, or the creation of any right of any party to accelerate, modify, terminate or cancel, any material term or provision of any material contract to which such Party is a party or by which any of its Assets are bound, (iii) a violation or breach  in any material respect of any Applicable Law applicable to the representing Party, or (iv) the representing Party being required to obtain any material consent, waiver, agreement, Permit or approval or material authorization of, or material declaration, filing, notice or registration to or with, or material assignment by, any third party other than a Governmental Authority;

(f) such Party has all material Permits necessary for (i) the conduct of its business as now being conducted and as proposed to be conducted as contemplated in this Agreement, the Capacity Rights Agreement and the Tri-Party Agreement and (ii) the performance of its obligations under this Agreement, the Capacity Rights Agreement and the Tri-Party Agreement, and owns or possesses such Permits free and clear of any material encumbrances.  All such Permits are valid and in full force and effect in all material respects;

(g) there is no Action or investigation pending or, to such Party’s knowledge, threatened against such Party, either in any one instance or in the aggregate, (i) which would be likely to impair materially the ability of such Party to perform under the terms of this Agreement or (ii) which would materially draw into question the validity of this Agreement;

(h) such Party is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect its performance hereunder; and

(i) such Party has insurance policies, binders or other forms of insurance that provide, and during their term have provided, coverage to the extent and in the manner (i) adequate for such Party and its businesses and operations and the risks insured against in connection therewith and (ii) as may be or may have been required by material Applicable Law and by any material contracts to which such Party is or has been a party, except, in either case, as would not have a material adverse effect on such Party.

ARTICLE VIII
LIMITATION OF LIABILITY; TAXES

8.1 Limitation of Liability.  NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR OF DATA, INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHETHER UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH SUCH PARTY’S OR ANY OF ITS AFFILIATES’ PERFORMANCE OR NONPERFORMANCE HEREUNDER.

8.2 Taxes.  Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any liability for, and no Party shall be obligated to pay for, (i) any property taxes or any sales or use taxes or other excise taxes of any kind or type applicable to the property of any other Party or any of its Affiliates, (ii) any income, capital gains or similar taxes applicable to any other Party, or (iii) any franchise taxes, business occupation taxes, gross receipts taxes, goods and services taxes or any other business privilege taxes of any kind or type applicable to any other Party or any of its Affiliates for the privilege of doing business in the jurisdiction of the Governmental Authority imposing the tax (“Taxes”).  If a Party is required to remit or pay Taxes that are the other Party’s responsibility hereunder, the Party responsible for such Taxes shall promptly reimburse the other Party for such Taxes.  Any Party entitled to an exemption from any such Taxes or charges shall furnish the other Party any necessary documentation thereof.

ARTICLE IX
TERM AND TERMINATION

9.1 Term.  This Agreement shall become effective on the Effective Date, and shall continue until the date (the “Termination Date”) which is the earlier of (i) termination by either Party pursuant to Section 9.2, (ii) the termination by either Party pursuant to Section 9.4, (iii) the termination by CMI pursuant to Section 4.1(d)(ii)(B), and (iv) the day following the second anniversary of the Effective Date, subject to any renewals by mutual written agreement of the Parties (the “Term”).

9.2 Termination Option.  Each of CMI and LNGCo shall have the option to terminate this Agreement at its sole discretion on the day following the first anniversary of the Effective Date by providing the other Party written notice of its exercise of such option ninety (90) days prior to such termination date, whereupon the first anniversary of the Effective Date shall become the “Early Termination Date.”

9.3 Events of Default.

(a) The occurrence of any one or more of the following events shall constitute an Event of Default (“Event of Default”) by a Party under this Agreement:

(i) the failure by such Party to make, when due, any payment required under this Agreement (to the extent not specified as a separate Event of Default in this Section 9.3) if such failure is not remedied within three (3) Business Days after written notice of such failure is received by such Party; or

(ii) the failure by such Party to perform any material covenant or agreement set forth in this Agreement (to the extent not specified as a separate Event of Default in this Section 9.3) and such failure is not cured within three (3) Business Days after written notice is received by such Party; or

(iii) such Party shall either:  (A) fail to maintain in full force and effect any Permits which are required to be maintained in such Party's name and are necessary for the performance of the Services hereunder; or (B) become subject to an order by any Governmental Authority whereby such Governmental Authority revokes or suspends any Permits which are required to be maintained in such Party's name and are necessary for the performance of the Services hereunder, and in either case such failure is not cured within ten (10) Business Days after written notice is received by such Party; or

(iv) any representation or warranty of such Party proves to have been incorrect in any material respect as of the Effective Date.

(b) In addition, the occurrence of any one or more of the following events shall constitute an Event of Default by CMI under this Agreement:

(i) the failure by CMI to Transfer any Posted Collateral as required by the provisions of Section 5.4(b) within one (1) Business Day after written notice of such failure is received by CMI; or

(ii) the failure by CMI to perform the Services set forth in Sections 4.1(c), 4.1(d)(ii), 4.1(d)(iii), 4.1(d)(iv), or 4.1(d)(v) if such failure is not cured within three (3) Business Days after written notice of such failure is received by CMI from LNGCo; or

(iii) the failure by CMI over a thirty (30) day period to perform the Services set forth in Sections 4.1(c)(vii); or

(iv) the termination or breach of any of the Capacity Rights Agreement, the Surrender Agreement, or the Tri-Party Agreement for any reason by Sabine or CMI.

(c) In addition, the occurrence of any one or more of the following events shall constitute an Event of Default by LNGCo under this Agreement:

(v) LNGCo’s or its Credit Support Provider’s Bankruptcy;

(vi) the failure by LNGCo to transfer any Posted Collateral as required by the provisions of Section 5.4 within one (1) Business Day after written notice of such failure is received by LNGCo Party; or

(vii) the termination or breach of any of the Capacity Rights Agreement, the Surrender Agreement, or the Tri-Party Agreement for any reason by LNGCo.

9.4 Rights of the Non-Defaulting Party.  When an Event of Default exists, the non-defaulting Party shall have the right to:  (i) cause termination of this Agreement, in whole, effective (A) with respect to an Event of Default under Section 9.3(a)(i) or Section 9.3(b)(i) after receipt by the defaulting Party of a Termination (Default) Notice by the non-defaulting Party, one (1) Business Day and (ii) for all other Events of Default five (5) Business Days after receipt by the defaulting Party of a Termination (Default) Notice by the non-defaulting Party (the “Default Termination Date”); (ii) suspend performance under this Agreement; (iii) withhold any payments due to the defaulting Party under this Agreement; (iv) net, setoff, or recoup termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement, including without limitation setting off against Posted Collateral; and/or (v) pursue any other remedy at law, in equity, or as provided under this Agreement.  Without limitation of the foregoing, if CMI defaults in the performance of any services under this Agreement and such default remains uncured after any applicable cure period, LNGCo shall have the option, but not the obligation, to perform such service.  LNGCo shall promptly notify CMI after it elects to perform any such services. The Termination (Default) Notice shall specify in reasonable detail the circumstances giving rise to the Termination (Default) Notice.

9.5 Effect of Termination.  Any termination of this Agreement pursuant to this ARTICLE IX shall not affect any transaction entered into prior to the date of termination nor any obligations of either Party accruing hereunder prior to the date of termination.  ARTICLE V and ARTICLE VIII, this Section 9.5 and Sections 9.6, 9.7, 14.7, 14.8, 14.9, 14.10, 14.11, 14.13 and 14.18 hereof shall survive expiration or termination of this Agreement.  If LNGCo has entered into a Term Purchase Agreement during the Term which has a termination date after the Termination Date, for purposes of determining what revenue and costs related to such Term Purchase Agreement are included in the calculation of Adjusted Gross Margin and what revenue and costs are included in the calculation of Term Purchase Margin, the following provisions shall apply:

(a)	for any cargo delivered in any month prior to the month in which the Termination Date occurs, all revenues and costs for such cargo shall be included in the calculation of Adjusted Gross Margin;

(b)
for any cargo delivered in any month after the month in which the Termination Date occurs, the Term Purchase Margin shall apply and all revenues and costs for such cargo shall be excluded from the calculation of Adjusted Gross Margin; and

(c)
for any cargo delivered in the month in which the Termination Date occurs, all revenues and costs for such cargo shall be prorated based on (i) the number of days in such month prior to the Termination Date, which prorations shall be included in the calculation of Adjusted Gross Margin, and (ii) the number of days in such month on or after the Termination Date, for which such days the Term Purchase Margin shall apply and the prorated revenues and costs for such cargo shall be excluded from the calculation of Adjusted Gross Margin.

LNGCo shall pay to CMI the Term Purchase Margin not later than twenty five (25) days following the end of each delivery month of each such Term Purchase Agreement starting with the month in which the Termination Date occurs.

9.6 Termination Settlement Statement.  As soon as reasonably practicable following either delivery of the Termination (Default) Notice or the Early Termination Date, the non-defaulting Party or the non-terminating Party, as the case may be, will calculate and deliver the Termination Settlement Statement to the other Party, reflecting the unpaid amounts owing to the Party delivering such statement and the unpaid amounts owing to the other Party.  The Party owing the greater aggregate amount shall pay the difference between the amounts owed to the other Party by wire transfer in immediately available funds within two (2) Business Days of delivery of the Termination Settlement Statement.  In no event shall calculation and payment of the Termination Settlement Statement delay the Default Termination Date or the Early Termination Date, as the case may be.

9.7 Transition Period.

(a)
LNGCo shall be required to regasify and sell any inventory remaining in the storage at the Sabine Pass Terminal (other than such inventory that was delivered pursuant to a Term Purchase Agreement) not later than the final calendar day of the final calendar month of the Term, provided, however, that (a) if the Term ends prior to the second anniversary of the Effective Date, then LNGCo shall be required to so regasify and sell such inventory prior to the last date of the month following the month containing the Termination Date, and (b) CMI shall have the right to purchase such inventory in situ, as LNG inventory and without regasification, from LNGCo pursuant to the Inventory Purchase Option at the Tailgate Price.  In connection with any such sale, LNGCo shall have the right to unwind or enter into offsetting hedge transactions for any hedge agreements entered into in connection with such inventory and the gains or losses of such unwinding or offsetting shall be included in the calculation of Adjusted Gross Margin.  If not already included in the daily transaction report that LNGCo is obligated to deliver to CMI as provided in Section 4.1(e), LNGCo shall promptly notify CMI of such actions and provide all information reasonably required by CMI to determine the impact of such action upon Adjusted Gross Margin and to counterbalance CMI's own books accordingly.  Upon CMI’s election to exercise the Inventory Purchase Option, CMI and LNGCo shall enter into a NAESB Standard 6.3.1, Revision September 5, 2006, Base Contract for Sale and Purchase of Natural Gas and execute a confirmation thereto.  CMI shall prepay LNGCo for such LNG inventory five (5) Business Days prior to the effective date of the title transfer for such LNG inventory based on LNGCo’s reasonable estimate of the Tailgate Price.

(b)
With respect to cargos delivered to the Sabine Pass Terminal after the Termination Date pursuant to LNG Purchase Agreements other than Term Purchase Agreements, if necessary, CMI shall be required to sell regasified LNG in its inventory to LNGCo, and LNGCo shall be required to sell LNG from cargoes it receives at the Sabine Pass Terminal to CMI, in each case in such quantities and at such times to allow the Initial Sales Plan for such cargo to be completed on terms and conditions reasonably acceptable to the Parties.  CMI shall continue to act as LNGCo's scheduling agent with respect to such cargos.

ARTICLE X
AUDIT RIGHTS

Subject to Section 14.8, each Party or any of their respective Representatives, has the right, in its sole discretion and at its sole expense and upon at least five (5) Business Days advance notice and during normal working hours, to examine the books and records of the other Party (or their Affiliate in the case of hedging arrangements) to the extent necessary to verify compliance with the provisions of this Agreement, the Tri-Party Agreement, the Surrender

Agreement, the Capacity Rights Agreement, or any related documents and agreements and the transactions contemplated hereby and thereby.  If any audit conducted under this ARTICLE X reveals any inaccuracy in any of the Services Fees or other payments hereunder or thereunder, the necessary adjustments in such settlement and the payments thereof will be promptly made and this provision shall survive any termination of this of this Agreement or such longer period as may be required by Applicable Law.  Information obtained by any Party’s Representatives in examining any other Party’s applicable books and records shall not be disclosed except as provided in Section 14.8.

ARTICLE XI
FORCE MAJEURE

In the event of a Related Agreement Force Majeure, the Party claiming a Related Agreement Force Majeure shall be excused from performing its obligations under the applicable Related Agreement to the extent set forth in such Related Agreement, and such Party shall also be excused from performance of its obligations under this Agreement to the extent such Related Agreement Force Majeure prevents such Party from performing its obligations under this Agreement and for the period of such Related Agreement Force Majeure.  The Party claiming the Related Agreement Force Majeure shall give the other Party notice of such Related Agreement Force Majeure as soon as practicable.  In the event of a Service Agreement Force Majeure with respect to a Party, if such Party gives notice and details of the Service Agreement Force Majeure to the other Party or Parties to whom performance is owed as soon as practicable, then the Party claiming the Service Agreement Force Majeure shall be excused from the performance of its obligations under this Agreement to the extent and for the period affected by the Service Agreement Force Majeure.  The Party claiming the Service Agreement Force Majeure shall remedy the Service Agreement Force Majeure in a commercially reasonable manner as promptly as possible.  LNGCo agrees that the Fixed Fee shall not be adjusted in the event either CMI or LNGCo is excused from performance of its obligations as a result of Related Agreement Force Majeure or Service Agreement Force Majeure.

ARTICLE XII
INTENTIONALLY DELETED

ARTICLE XIII
AFFILIATES

At its election, CMI may cause one or more of its Affiliates reasonably acceptable to LNGCo to provide all or any part of the Services (including transportation services); however, CMI shall remain responsible for the provision of such Service in accordance with this Agreement.  In addition, CMI shall have the authority and responsibility to elect the means, manner and method of performing any Service; provided that such means, manner and method meet the requirements specified in this Agreement.

ARTICLE XIV
GENERAL PROVISIONS

14.1 Entire Agreement; Amendment; Counterparts.  This Agreement, the Exhibits hereto and all documents contemplated hereunder constitute the entire agreement between the Parties with respect to the matters set forth herein and therein and supersede any and all negotiations, agreements, and expressions of intent, written or oral, prior hereto.  This Agreement may be amended only by written agreement executed by the Parties after the Effective Date.  This Agreement and any modification hereof may be executed and delivered in counterparts, including by a facsimile transmission thereof, each of which shall be deemed an original, but all of which together shall constitute a single Agreement.

14.2 Binding Effect.  This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.3 Assignment.  Except as expressly provided in Section 5.2, neither this Agreement nor any of the rights or obligations hereunder may be assigned by CMI without the prior consent of LNGCo, or by LNGCo without the prior consent of CMI; provided that in the event of an assignment by a Party of this Agreement and all of its rights and obligations hereunder to an Affiliate of such Party, such consent shall not be unreasonably withheld.

14.4 Severability.  If any term or provision hereof, or the application thereof to any Person or circumstance, shall to any extent be contrary to any Applicable Law or otherwise invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is contrary, invalid or unenforceable shall not be affected thereby and, to the extent consistent with the overall intent hereof as evidenced by this Agreement taken as a whole, shall be enforced to the fullest extent permitted by Applicable Law.

14.5 No Waiver.  No waiver by either Party of any one or more defaults by the other Party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults whether of a like kind or different nature.

14.6 Continued Performance.  Except in the case of an Event of Default pursuant to which one of the Parties has elected to terminate this Agreement, each of the Parties agrees that it shall continue to perform under this Agreement during the pendency of any dispute hereunder.  This Section 14.6 shall not prevent or restrict the termination of, or limit the right of any Party to terminate or the effect of termination of, this Agreement in accordance with the terms hereof.

14.7 Publicity.  Each Party, and its Affiliates and their Representatives, shall not issue any press release regarding the transactions contemplated hereby without the prior approval of, the other Party, in each case such approval not to be unreasonably withheld.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any Party from making any disclosure which its counsel deems reasonably necessary in order to fulfill such Party’s or any Affiliate’s obligation under Applicable Law.

14.8 Confidentiality.  CMI and LNGCo agree that all information made available by a Party (“Disclosing Party”) to the other Party (“Non-Disclosing Party”) pursuant this Agreement shall be confidential and shall not be disclosed to any third party, except for such information:  (i) as may be or become generally available to the public, (ii) as may be required or appropriate to be revealed in response to any summons, subpoena, request from a Governmental Authority, or otherwise in connection with any Action or to comply with any Applicable Law, order, regulation, ruling, regulatory request, accounting disclosure rule or standard, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the Disclosing Party, if any, in making such disclosure, (iv) as may be furnished to the Non-Disclosing Party’s employees, auditors, attorneys, advisors or lenders, or the employees, auditors, attorneys, advisors or lenders of the Non-Disclosing Party’s Affiliates or agents which are required or instructed to keep the information that is so disclosed in confidence; or (v) as may be disclosed to Counterparties, the Sabine Pass Terminal as required in connection with providing the Services.  Neither Party nor its Affiliates shall use any information obtained from the other Party pursuant to this Agreement in any way detrimental to the disclosing Party or its Affiliates.  The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation.  The Parties agree, because in certain circumstances, money damages would be an inadequate remedy, that a Party shall be entitled to seek specific performance and injunctive relief as remedies for any breach of this Section 14.8.  This Section 14.8 shall survive for one (1) year following any termination of this Agreement.

14.9 Notices and Other Communications.  All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

If to CMI:	Cheniere Marketing, LLC 700 Milam Street, Suite 800 Houston, TX 77002 Phone: 713.375.5000 Fax: 713.375.6160 Attention: Contract Administration

If to LNGCo:	JPMorgan LNG Co. 700 Louisiana Street, Suite 1000 Houston, TX 77002 Phone: 713.236.3000 Fax: 713.236.5000 Attention: LEGAL (Contract Administrator)

or to such other address or addresses as the Parties may from time to time designate in writing.

14.10 Governing Law.  The Parties agree that this Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to principles of conflict of laws (whether of the State of New York or any other jurisdiction).

14.11 JURY TRIAL WAIVER.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

14.12 Third Parties.  This Agreement confers no rights, benefits, duties, obligations or liabilities whatsoever upon any Person other than LNGCo and CMI and does not create, and shall not be interpreted as creating, any standard of care, duty or liability to or for the benefit of any Person other than the contractual duties provided expressly in this Agreement of each Party to the other Party hereto.

14.13 Corrupt Practices.  Each Party hereby acknowledges that certain laws of the various jurisdictions where this Agreement is to be performed (including without limitation, the United States Foreign Corrupt Practices Act and the European Union anti-bribery and corruption laws), prohibit any Person from offering to make or making any payment of money or anything of value, directly or indirectly, to any governmental official, political party, candidate for political office or official of a public international organization for the purpose of obtaining or retaining business or providing an improper advantage.  Each Party hereby represents, warrants and covenants to the other Party that, in the performance of its obligations hereunder, it has not made or offered to make, and will not make or offer to make, any such prohibited payment.  In the event of a breach of any such laws, the non-breaching Party may, in its sole discretion, immediately terminate this Agreement without further obligation or liability (except for obligations that are expressly stated to survive such termination) and the Party in breach shall fully indemnify (on an after tax basis), protect and hold harmless the other Party and its Affiliates, officers, directors, agents and employees from and against any and all claims, losses and liabilities attributable to any such breach.  The provisions of this Section 14.13 shall survive any termination of this Agreement.

14.14 Compliance with Law.  In performance of their respective obligations under this Agreement, each Party agrees that its actions and conduct shall be subject to all applicable laws, statutes, rules, regulations, judgments, decrees, injunctions, writs and orders, and all interpretations thereof, of all Governmental Authorities having jurisdiction over such Party or this Agreement.

14.15 Time of Essence. With regards to all obligations set forth herein, time is of the essence.

14.16 Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement and signature pages hereto may be delivered by telecopy or other electronic or digital transmission method.

14.17 Headings.  The headings used for the Articles and Sections herein are for convenience only and shall not affect the meaning or interpretation of the provisions of this Agreement.

14.18 Guarantee.  Prior to the Effective Date, LNGCo shall provide a guarantee from JPMorgan Chase & Co. for its obligations hereunder in substantially the form attached hereto as Exhibit I.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement and agreed to be bound hereby.

                       CHENIERE MARKETING, LLC

By:	/s/ H. Davis Thames
Name: H. Davis Thames
Its: President

                       JPMORGAN LNG CO.

By:	/s/ Paul J. Posoli
Name: Paul J. Posoli
Its: President

Signature Page to LNG Services Agreement